Exhibit 99.1

FROM:	Ursula H. Moran (973) 617-5756	Ray Arthur (973) 617-5755
	Investor Relations	Chief Financial Officer

FOR:	Toys "R" Us, Inc.	Susan McLaughlin (973) 617-5900
	(NYSE: TOY)	Media Relations
FOR IMMEDIATE RELEASE

TOYS “R” US ANNOUNCES 2004 HOLIDAY SALES

WAYNE, NEW JERSEY, January 6, 2005 - Toys “R” Us, Inc. announced today its sales results for the 2004 holiday selling season.  Total net sales decreased 0.9% to $4.29 billion for the nine-week period ended January 1, 2005 compared to $4.33 billion for the nine-week period ended January 3, 2004.  The impact of currency translation, which increased 2004 holiday selling season sales by $100 million, was offset by $102 million decline in sales associated with the previously announced Kids “R” Us store closings.

Comparable U.S. toy store sales for the nine-week period ended January 1, 2005 decreased by 2.2% compared to last year.  Comparable store sales for the U.S. toy stores are down 3.7% year-to-date.

International comparable store sales, on a local currency basis, decreased 0.7% for the 2004 holiday season.  International comparable store sales are up less than 1% in local currencies for the year-to-date period.

At Toysrus.com, the 2004 holiday season sales decreased 3.3% to $176 million from $182 million last year.  This sales decline is partially attributable to a strategic decision to modify free shipping policies that is expected to be favorable to overall financial performance in the division.  Year-to-date Toysrus.com sales decreased 2.8% to $346 million from $356 million in the comparable 48-week period a year-ago.  Toysrus.com 2004 results for the 9 weeks and 48-week period include sales of Toysrus.com - Canada while 2003 results for the 48-week period include sales of Toysrus.com - Japan.  Excluding these amounts, sales for the 9-week period were down 4% and sales for the 48-week period were up 1.6%.

Total net sales for the global toy business, which includes U.S. toy stores, International and Toysrus.com, for the nine-week holiday selling season were $3.99 billion this year, up from $3.95 billion last year, an increase of 1.1%.  Excluding the impact of currency, sales this year were $3.89 billion, down 1.4% versus the same period in 2003.

The Babies “R” Us division reported a 1.6% comparable store sales increase for the nine-week period on top of a 3.6% increase last year during the same period.  Year-to-date comparable store sales have increased 2.2%.

As of December 25, 2004, total inventories decreased by 15% versus the same period last year. Inventory was down 11% versus the comparable period last year after adjusting for factors including currency translation (2%), inventory markdowns (-4%) and the impact of the Kids “R” Us store closings (-2%).

“I am pleased with the results our global toy team achieved, gaining market share in core toy and continuing to show excellent discipline in cost control and inventory management,” said John Eyler, Chairman and Chief Executive Officer.  “Industry sources estimate that sales of traditional toys declined by approximately 5% in 2004.  In addition, the video game business struggled with significant hardware shortages.  Against this challenging backdrop, Toys “R” Us continued to delight customers by delivering a truly unique product assortment and high level of industry knowledge that our stores and websites have traditionally provided during the holiday season."

“At the same time, we ended the season with our U.S. toy inventories down more than 20% versus last year in part as a result of our Green Tag clearance sale which enabled us to substantially reduce discontinued and aged inventory.  This will help us continue to improve efficiency throughout our supply chain and in our stores,” Mr. Eyler commented.

“Our balance sheet and our liquidity also remain strong.  As we have indicated previously, we ended the third quarter, which marks our seasonal borrowing peak, with no short-term borrowings and $748 million in cash and cash equivalents.  We continue to expect that our net capital expenditures for 2004 will be well below anticipated annual depreciation and amortization of approximately $340 million,” Mr. Eyler said.

“I am proud of all that our global toy and Babies “R” Us teams achieved in 2004.  As we have said previously, we expect to conclude our strategic review during the first half of 2005.  However, we will not comment further on this subject until our Board of Directors reaches a decision on the specific steps that will be taken to separate the ownership of Babies “R” Us and the global toy business.”

Implementation of EITF 03-10

In 2004, the company adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 03-10, “Application of EITF Issue No. 02-16, ‘Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,’ by Resellers to Sales Incentives Offered to Consumers by Manufacturers” (EITF 03-10).  Accordingly, 2004 sales are recorded net of coupons redeemed.  The company’s 2003 financial results as permitted by the provisions of EITF 03-10 have been adjusted to the current year’s presentation.

Toys "R" Us is one of the leading specialty toy retailers in the world.  Currently it sells merchandise through more than 1,500 stores, including 685 toy stores in the U.S. and 603 international toy stores, including licensed and franchise stores as well as through its Internet sites at www.toysrus.com, www.imaginarium.com and www.sportsrus.com.  Babies "R" Us is the largest baby product specialty store chain in the world and a leader in the juvenile industry, and sells merchandise through 216 stores in the U.S. as well as on the Internet at www.babiesrus.com.

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby.  All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements.  We generally identify these statements by words or phrases such as "anticipate," "estimate," "plan," "expect," "believe," "intend," “will," "may," and similar words or phrases.  These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends.  These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release).  We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

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